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                                                                   Exhibit 99.1

Thacher
  Proffitt
----------
                                                 Thacher Proffitt & Wood LLP
                                                 1700 Pennsylvania Avenue, N.W.
                                                 Suite 800
                                                 Washington, DC 20006
                                                 (202) 347-8400

                                                 Fax: (202) 626-1930
                                                 www.tpw.com


March 20, 2007


VIA OVERNIGHT DELIVERY

Mr. Marc J. Bistricer
10 Prue Avenue, Suite 601
Toronto, Ontario
Canada M6B 1R4

      Re:   Westborough Financial Services, Inc.
            ------------------------------------

Dear Mr. Bistricer:

      This letter is to inform you that in accordance with its fiduciary duties, the Board of Directors (the "Board") of Westborough Financial Services, Inc. ("Westborough Financial") has thoroughly reviewed and discussed the proposal outlined in your letter delivered to the Board on February 28, 2007.

      The Board of Directors conducted a meeting with respect to your proposal on March 12, 2007 and, after consultation with its legal and financial advisors, determined that the proposal contained in your letter does not qualify as a "Superior Proposal" as defined in the merger agreement with Assabet Valley Bancorp. The Board also determined that neither further discussions with you, nor the provision of confidential information to you, would be reasonably likely to lead to a "Superior Proposal."

      In reaching these conclusions, the Board noted that Westborough Financial, Westborough Bancorp, MHC and The Westborough Bank (collectively, "Westborough") had, in light of Westborough's extensive strategic analysis and evaluation of local market conditions, made a decision to pursue a combination with another financial institution. The merger with Assabet will strengthen Westborough's financial condition on a going-forward basis while providing Westborough's customers, depositors and community with access to the products and services offered by a stronger and more diverse financial institution. The appeal of a merger with another financial institution is that it presents the opportunity to address a number of challenges currently affecting Westborough on an independent basis such as its declining operating results, margin compression, need to add depth to its management succession plan and continued competitive challenges. The Assabet merger will result in a larger, stronger and more competitive financial institution with the benefits of an experienced and stable management team that shares the same core values and institutional beliefs, an expanded product line, an enhanced technological platform, and more choices and convenience for Westborough's customers and communities and


New York, NY  Washington, DC  White Plains, NY  Summit, NJ  Mexico City, Mexico

Marc J. Bistricer
March 20, 2007                                                          Page 2.


strengthened prospects for the future. These considerations are particularly relevant in light of the mutual nature of Westborough Financial's majority stockholder and its obligations to consider the interests of Westborough's customers and the community Westborough has served for 140 years. While the per share consideration proposed to be paid to a minority of Westborough Financial's shareholders might (if the transaction could be accomplished under applicable law) be higher in your proposal than that which will be paid pursuant to the merger agreement with Assabet, none of these other important advantages are present in your proposal.

      The Board also noted that your proposal, which is for the purchase of approximately 36% of the outstanding shares of Westborough Financial, is contingent upon "majority" representation on Westborough Financial's Board of Directors. As you are aware, the owners of Westborough Financial's minority public shareholders do not currently control a majority of Westborough Financial's Board of Directors. In fact, Massachusetts law provides that in no event shall Westborough MHC hold less than fifty-one percent of the combined voting power of all classes of securities of Westborough Financial that have voting power in the election of directors of Westborough Financial.

      In addition, the Board considered the execution risks associated with a number of uncertainties contained in your proposal. For example, while your letter states that you "are confident that all applicable [regulatory] approvals would be obtained without unreasonable delay," the Board noted that a banking industry transaction structured like the one outlined in your proposal and involving companies in the mutual holding company form of organization has never been accomplished to our knowledge; moreover, the Board questions whether it would be legally permissible for Westborough MHC to delegate to an individual investor or group of investors the majority control of Westborough Financial and The Westborough Bank, as mutual holding companies are required by applicable law to retain control of their formerly mutual banking subsidiaries. Secondly, your proposal contemplates a four-week due diligence process after which you could easily lower your proposed purchase price or withdraw your proposal in its entirety if, in your opinion, "anything of a materially adverse nature" was discovered. We also believe that a four-week due diligence period is unusually long for an acquisition of this type. We typically see diligence accomplished within one week.

      Finally, the Board considered the current well-developed status of Westborough's pending merger with Assabet to be an important factor in reaching its decision. And the Board noted that your proposal was received 107 days (more than three months) after public announcement of the Assabet merger. All regulatory applications have been filed, the FDIC application has already been approved and Westborough Financial is in the process of responding to comments from the Securities and Exchange Commission on its preliminary proxy statement. In the Board's view, all of the remaining regulatory approvals necessary to consummate the merger with Assabet are reasonably likely to be obtained in the near future. At this stage in the process, to spend the time and effort necessary to pursue your proposal, which as previously described, could quite possibly never reach fruition for a number of different reasons, could jeopardize the possibility of receiving the $35.00 share price and result in adverse consequences to Westborough Financial's minority public shareholders.
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Marc J. Bistricer
March 20, 2007                                                          Page 3.


      While we appreciate your interest in Westborough Financial, we hope that you now understand why Westborough is not able to engage in any further discussions with you at this time.

                                       Sincerely,

                                       /s/ Richard A. Schaberg

                                       Richard A. Schaberg


cc:   Joseph F. MacDonough
      President and Chief Executive Officer
      Westborough Financial Services, Inc.